                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         THE ROBERT MONDAVI CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                             [ROBERT MONDAVI LOGO]

                         THE ROBERT MONDAVI CORPORATION
                             7801 ST. HELENA HIGHWAY
                           OAKVILLE, CALIFORNIA 94562


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                         THE ROBERT MONDAVI CORPORATION
                           TO BE HELD NOVEMBER 3, 2000



To the Shareholders:

       The Annual Meeting of Shareholders of The Robert Mondavi Corporation (the "Company") will be held at the Woodbridge Winery, 5950 East Woodbridge Road, Acampo, California 95258, on Friday, November 3, 2000, at 10:00 a.m. local time, for the following purposes:

              1.     To elect two Class A Directors and six Class B Directors;

              2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 2001 fiscal year;

              3. To reserve an additional 600,000 shares of Class A Common Stock for issuance under the Company's 1993 Equity Incentive Plan and an additional 50,000 shares of Class A Common Stock for issuance under the Company's 1993 Non-Employee Directors' Stock Option Plan; and

              4. To transact such other business as may properly come before the meeting and any adjournment thereof.

       All of the above matters are more fully described in the accompanying Proxy Statement. Only shareholders of record at the close of business on September 15, 2000 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

                                             By Order of the Board of Directors


                                             /s/ MIKE BEYER


                                             Mike Beyer, Secretary

Napa, California
September 28, 2000


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                         THE ROBERT MONDAVI CORPORATION
                             7801 ST. HELENA HIGHWAY
                           OAKVILLE, CALIFORNIA 94562

                         ------------------------------

                                 PROXY STATEMENT

                         ------------------------------


       Your proxy in the form enclosed is solicited by the Board of Directors of The Robert Mondavi Corporation (the "Company") for use in voting at the Annual Meeting of Shareholders to be held on Friday, November 3, 2000 at 10:00 a.m. local time, or at any adjournment thereof. The Annual Meeting will be held at the Woodbridge Winery, 5950 East Woodbridge Road, Acampo, California 95258. This Proxy Statement and the enclosed form of proxy, together with the Company's Annual Report for fiscal 2000, were first mailed to shareholders on or about September 28, 2000.

       The Company's principal executive offices are located at 7801 St. Helena Highway, Oakville, California 94562, and its telephone number is (707) 226-1395.

       The shares represented by those proxies received, properly dated and executed, and not revoked, will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by delivering to the Secretary of the Company at the Company's principal executive offices, no later than the start of the Annual Meeting, a written notice of revocation or a duly executed proxy relating to the same shares bearing a later date than the revoked proxy, or by attending the Annual Meeting and voting the shares covered by the proxy in person. All shares represented by proxies that are properly dated, executed and returned, and which have not been revoked, will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, shares of Class A Common Stock will be voted FOR the election of the two nominees for Class A Directors listed in this Proxy Statement and FOR approval of proposal 2 and proposal 3 set forth in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement. Similarly, if no specifications are made, shares of Class B Common Stock will be voted FOR the election of the six Class B Directors listed in this Proxy Statement and FOR approval of proposal 2 and proposal 3.

       The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with shareholders either in person or by telephone or facsimile for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation. The Company has retained ChaseMellon Shareholder Services, at an estimated cost of $1,700, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

                      OUTSTANDING SHARES AND VOTING RIGHTS

       September 15, 2000 has been fixed as the record date for determining the holders of Class A Common Stock and the holders of Class B Common Stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, the Company had outstanding 8,365,993 shares of Class A Common Stock and 7,302,057 shares of Class B Common Stock. Only holders of Class A Common Stock are entitled to vote in the election of Class A Directors. Only holders of Class B

Common Stock are entitled to vote in the election of Class B Directors. On all matters other than the election of directors, the holders of Class A Common Stock and the holders of Class B Common Stock vote together as a single class, with each Class A share entitled to one (1) vote, or a total of 8,365,993 Class A votes, and each Class B share entitled to ten (10) votes, or a total of 73,020,570 Class B votes.

       A majority of the outstanding shares of Class A Common Stock, represented in person or by proxy, will constitute a quorum for purposes of electing Class A Directors, and a majority of the outstanding shares of Class B Common Stock, represented in person or by proxy, will constitute a quorum for purposes of electing Class B Directors. On all other matters that may be presented at the meeting, the holders of shares entitled to cast a majority of the votes which could be voted thereon will constitute a quorum.

                              ELECTION OF DIRECTORS
                              (PROPOSAL 1 ON PROXY)

       The Company's Bylaws provide that the Board of Directors shall consist of not less than seven nor more than eleven directors. The Board of Directors, pursuant to the authority conferred on them by the Bylaws, have set the number of directors at eight, two of whom are to be elected by holders of the Company's Class A Common Stock and six of whom are to be elected by holders of the Class B Common Stock. Two Class A Directors and six Class B Directors, named below, have been nominated for election at the Annual Meeting.

       Unless you request on your proxy card that voting of your proxy be withheld from any one or more of the following nominees for director, each of whom currently serves as a member of the Board, proxies of Class A Common Stock will be voted for the election of the two nominees for Class A Directors named below and proxies of Class B Common Stock will be voted for the election of the six nominees for Class B Directors named below. In the event any nominee named below becomes unavailable for election, the proxies in the form solicited will be voted for an alternative or alternatives designated by the present Board of Directors. Directors serve until the next Annual Meeting of Shareholders and until their successors are elected or chosen.

NOMINEES FOR CLASS A DIRECTORS

       Philip Greer, age 64, became a director of the Company in 1992. He is chairman of the Audit Committee and a member of the Compensation Committee. Mr. Greer is a Senior Managing Director of Weiss, Peck & Greer, L.L.C. ("WPG"), an investment company. He was a general partner of WPG's predecessor, Weiss, Peck & Greer, for over twenty-five years. Mr. Greer is also a director of Federal Express Corporation. He graduated from Princeton University and the Harvard Graduate School of Business.

       Frank E. Farella, age 71, has been a partner in the law firm of Farella, Braun & Martel since 1962. He has been a director of the Company since 1992, and is a member of the Audit Committee. He is a graduate of San Francisco State University and Stanford University Law School.

NOMINEES FOR CLASS B DIRECTORS

       Robert G. Mondavi, age 87, founded the Company in 1966 and has been Chairman of the Board since that time. Robert Mondavi was also Chief Executive Officer of the Company from its founding to 1990. He began making wine in California in 1937 and in 1943 his family purchased the Charles Krug winery in the Napa Valley where he served as General Manager until 1966. He has been inducted into Fortune Magazine's Business Hall of Fame. He is a member of the American Institute of Wine and Food, the American Wine Society and the Commanderie de Bordeaux. He graduated from Stanford

University. Robert Mondavi is the father of Michael and Timothy Mondavi and Marcia Mondavi Borger.

       R. Michael Mondavi, age 57, is the Company's President and Chief Executive Officer. He helped found the Robert Mondavi Winery with his father in 1966 and has been a member of the Board of Directors since that time. Michael Mondavi has served as Chairman of the Wine Institute and of the Napa Valley Vintners Association and as a director of the American Vineyard Foundation. Mr. Mondavi is a director of Premier Package and Label Corporation. He graduated from Santa Clara University.

       Marcia Mondavi Borger, age 53, has been a director of the Company since 1978. She has worked for the Company in various capacities since 1967. From 1982 to 1992, she was the Company's Vice President, Eastern Sales. She is a graduate of Santa Clara University.

       Timothy J. Mondavi, age 49, is the Company's Managing Director and Winegrower. He began working at the Robert Mondavi Winery in 1974 and has been a member of the Board of Directors since 1978. Timothy Mondavi is a member of the Napa Valley Wine Technical Group and has served as a director of the Wine Institute. He graduated from the University of California at Davis, where he studied viticulture and enology.

       Bartlett R. Rhoades, age 62, became a director of the Company in 1989. He is chairman of the Compensation Committee and a member of the Audit Committee. Mr. Rhoades has been involved in the management of a number of "start up" companies. He is currently Chief Executive Officer, President and a director of Healthtrac, Inc., in Menlo Park, California. He graduated from Harvard College and the Harvard Graduate School of Business.

       Anthony Greener, age 60, joined the board in September 2000. He is the retired chairman of Diageo, a leading global consumer goods company formed in 1997 from the merger of Grand Metropolitan and Guinness. From 1987 until 1997 he was a member of the Board of Directors, and latterly Chairman and CEO, of Guinness.

RECOMMENDATION

       The Board of Directors recommends that Class A shareholders vote FOR re-election of the above-named Class A Directors and that Class B shareholders vote FOR re-election of the above-named Class B Directors.

VOTE REQUIRED

       The two nominees for Class A Directors and the six nominees for Class B Directors receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as Class A Directors and Class B Directors, respectively. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under California law. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions and broker non-votes in the election of directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting. In the absence of precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of directors in this manner.

OTHER EXECUTIVE OFFICERS

       The following are additional executive officers of the Company. All executive officers serve at the discretion of the Board of Directors, subject to the terms of any employment agreement.

       Gregory M. Evans, age 51, was appointed Executive Vice President and Chief Operating Officer in July 1998. Prior to that he served for fifteen years as the Company's Chief Financial Officer. Mr. Evans graduated from the University of California at Berkeley and holds an M.B.A. degree from the Harvard Graduate School of Business.

       Peter Mattei, age 48, has been the Company's Senior Vice President, Production and Vineyards since 1991. Mr. Mattei holds a B.S. degree from the University of California at Davis and an M.B.A. degree from Stanford University.

       Michael K. Beyer, age 51, became the Company's Senior Vice President, General Counsel and Secretary in 1992. From 1978 to 1992, he was a member of the law firm of Feldman, Waldman and Kline. Mr. Beyer graduated from Harvard College and Boalt Hall School of Law of the University of California.

       Mitchell J. Clark, age 51, began working for the Company in 1979 and became Senior Vice President, Sales in 1994. He is a graduate of San Diego State University.

       Martin C. Johnson, age 49, joined the Company in 1992 and became Senior Vice President, Marketing in 1994. Prior to joining the Company, Mr. Johnson was Vice President, Marketing of Heublein Fine Wine Group. He is a graduate of Northern Arizona University.

       Steven R. Soderberg, age 40, joined the Company in January 1998 as Senior Vice President, Information Systems. Prior to joining the Company he was Director of Information Systems, responsible for both International Information Systems and Application Development, at Symantec Corporation. Mr. Soderberg is a graduate of Stanford University.

       Henry J. Salvo, Jr., age 51, joined the Company in July 2000 as Senior Vice President and Chief Financial Officer. Prior to joining the Company he was Vice President and Treasurer for The Clorox Company. Mr. Salvo graduated from the University of California at Berkeley and holds an M.B.A. degree from California State University Hayward.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors held six (6) regular meetings during fiscal 2000. The Board of Directors has a Compensation Committee and an Audit Committee. Messrs. Greer and Rhoades comprise the Compensation Committee. They and Mr. Farella sit on the Audit Committee. There is no Nominating Committee.

       The Compensation Committee adopts and administers compensation plans for executive officers of the Company, including the Company's Amended and Restated 1993 Equity Incentive Plan. The Compensation Committee held three (3) meetings in fiscal 2000.

       The Audit Committee selects the independent accountants for the Company (subject to ratification by the shareholders), reviews the scope and results of the annual audit, approves the services to be performed by the independent accountants, and reviews the independence of the accountants, the performance and fees of the independent accountants, the effectiveness and adequacy of the system of financial reporting and internal accounting controls, and the scope and results of internal auditing procedures. The Audit Committee held five (5) meetings during fiscal 2000.

                             PRINCIPAL SHAREHOLDERS

       The following table sets forth certain information as of September 15, 2000 with respect to the beneficial ownership of the outstanding shares of Class A Common Stock and Class B Common Stock by (i) all persons known by the Company to own more than five percent of either class of the Company's Common Stock,
(ii) each director and director nominee and the executive officers named below under "Executive Compensation -- Summary Compensation Table", and (iii) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.


                                                   CLASS A COMMON STOCK                              CLASS B COMMON STOCK (1)
                                -------------------------------------------------------------       -------------------------
                                                       SHARES THAT MAY BE ACQUIRED
                                   OUTSTANDING               WITHIN 60 DAYS           PERCENT          SHARES         PERCENT
                                     SHARES             BY EXERCISE OF OPTIONS OR       OF          BENEFICIALLY        OF
BENEFICIAL OWNER                BENEFICIALLY OWNED    CONVERSION OF CLASS B SHARES    CLASS(2)          OWNED          CLASS
----------------                ------------------    ----------------------------    --------      ------------      -------
Robert G. Mondavi                         --                1,934,977   (3)            18.8           1,934,977        26.5
R. Michael Mondavi                        --                1,947,278   (4)            18.9           1,694,785 (7)    23.2
Timothy J. Mondavi                        --                1,026,383   (5)            10.9             917,951 (8)    12.6
Marcia Mondavi Borger                     --                1,760,150   (6)            17.4           1,734,650 (9)    23.8
Dorothy R. Mondavi                       620                  399,866   (3)             4.6             399,866         5.5
Capital Group Cos.                 1,687,100 (10)                  --                  20.2                  --          --
  333 So. Hope St,
  Los Angeles, CA 90071
Lord, Abbett & Co.                   593,839 (10)                  --                   7.1                  --          --
  90 Hudson St,
  Jersey City, NJ 07302
Gregory M. Evans                       2,000                  182,549   (11)            2.2                  --          --
Mitchell J. Clark                         --                   72,761   (11)             *                   --          --
Frank E. Farella                       1,500                   25,500   (11)             *                   --          --
Philip Greer                           3,300                   25,500   (11)             *                   --          --
Bartlett R. Rhoades                    1,000                   25,500   (11)             *                   --          --
James L. Barksdale                        --                   12,721   (11)             *                   --          --
Anthony Greener                           --                      120   (11)             *                   --          --
All executive officers and             8,420                7,599,505   (12)           47.6           6,682,229 (13)   91.5
directors as a group
(16 persons)

----------------
 *     Less than 1%

(1) 214,209 shares of Class B Common Stock held by Robert Mondavi Properties, Inc., a wholly-owned subsidiary of the Company, are not considered outstanding for purposes of these calculations.

(2) Under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a holder of Class B Common Stock is deemed to own beneficially the same number of shares of Class A Common Stock since the holder has the right, subject to the terms of the Stock Buy-Sell Agreement among the Company and the holders of the outstanding shares of Class B Common Stock, to convert his Class B Common Stock to Class A Common Stock. Pursuant to the same Rule, for purposes of calculating the percentage of the outstanding shares of Class A Common Stock owned by each named shareholder, the shares of Class A Common Stock which a holder of Class B Common Stock may acquire by conversion are considered outstanding only with respect to that holder. As a result, the stated percentages of ownership of the Class A Common Stock do not reflect the beneficial ownership of the Class A Common Stock which is actually outstanding as of September 15, 2000.

(3) Represents shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock.

(4) Includes 1,694,785 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 252,493 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of September 15, 2000.

(5) Includes 917,951 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 108,432 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of September 15, 2000.

(6) Represents 1,734,650 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 25,500 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of September 15, 2000.

(7) Excludes 105,000 shares of Class B Common Stock held by irrevocable trusts for the benefit of Michael Mondavi's children. Mr. Mondavi disclaims the beneficial interest in such shares. Includes 365,604 shares of Class B Common Stock owned by or in trust for Isabel Mondavi, Michael Mondavi's wife.

(8) Excludes 445,833 shares of Class B Common Stock held by irrevocable trusts for the benefit of Timothy Mondavi's children.

(9) Excludes 153,340 shares of Class B Common Stock held by irrevocable trusts for the benefit of Ms. Borger's children. Ms. Borger is not the trustee of such trusts and has neither voting nor dispositive power with respect to such shares. Includes 107,775 shares of Class B Common Stock held in trusts for the benefit of Timothy Mondavi's children, for which Ms. Borger serves as trustee and with respect to which she disclaims beneficial ownership.

(10)   Based on most recent available filings on Form 13F.

(11) Represents shares of Class A Common Stock issuable pursuant to outstanding options exercisable within 60 days of September 15, 2000.

(12) Includes an aggregate of 917,276 shares of Class A Common Stock issuable pursuant to outstanding options exercisable within 60 days of September 15, 2000.

(13) Excludes an aggregate of 619,828 shares of Class B Common Stock owned outright by or in trusts for members of the Robert Mondavi family not otherwise listed above.

AGREEMENT AMONG HOLDERS OF CLASS B COMMON STOCK

       The holders of the outstanding shares of Class B Common Stock and the Company are parties to a Stock Buy-Sell Agreement (the "Buy-Sell Agreement"). Pursuant to the Buy-Sell Agreement, no holder of shares of Class B Common Stock may, with limited exceptions, transfer Class B Common Stock or convert Class B Common Stock into Class A Common Stock without first offering such stock to the Company and then to the other parties to the Buy-Sell Agreement. The Buy-Sell Agreement applies to a broad range of transfers and dispositions other than (i) certain lifetime or testamentary transfers to issue of Robert and Marjorie Mondavi, (ii) transfers to or in trust for charitable institutions or (iii) certain other permitted transfers.

                             EXECUTIVE COMPENSATION

       The following table sets forth all compensation received for services rendered to the Company in all capacities during the fiscal years ended June 30, 2000, 1999 and 1998, respectively, by (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers (together, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                             LONG-TERM COMPENSATION
                                        -------------------------------------------    --------------------------------------------
                                                                        (1) OTHER      # SECURITIES      (9) PAYOUTS       (10)
                             FISCAL                                       ANNUAL        UNDERLYING        LONG-TERM      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR       SALARY         BONUS          COMPENSATION       OPTIONS      INCENTIVE PLAN  COMPENSATION
---------------------------  ------      ------         -----          ------------    ------------    --------------  ------------
   Robert G. Mondavi          2000      $467,308      $     --         $     -- (2)            --         $     --        $    --
    Chairman of the Board     1999       450,000            --               -- (2)            --               --             --
                              1998       450,000            --               -- (2)            --               --             --

   R. Michael Mondavi         2000       415,385       300,000          109,288 (3)        17,503               --         50,077
    President and             1999       400,000       110,000          106,935 (3)        39,802               --         35,700
    Chief Executive           1998       400,000            --          127,279 (3)        50,000          524,723         64,731
    Officer

   Timothy J. Mondavi         2000       415,385       200,000           69,562 (4)         8,336                          43,077
    Managing Director and     1999       400,000        55,000               -- (2)        17,058               --         31,850
    Winegrower                1998       400,000            --               -- (2)        37,500          524,723         64,731

   Gregory M. Evans           2000       337,500       404,000           44,291 (5)            --               --         51,905
    Executive Vice            1999       321,000        82,000           42,810 (6)        27,862               --         28,210
    President                 1998       292,065            --           48,514 (7)        50,000          198,760         34,353
    and Chief Operating
    Officer

   Mitchell J. Clark          2000       247,108       258,323           18,968 (8)            --               --         35,380
    Sr. Vice President,       1999       200,000        55,000               -- (2)        22,744               --         17,850
    Sales                     1998       200,000            --               -- (2)        37,500               --         14,000

----------

(1) Includes perquisites, none of which individually exceeded 25% of total perquisites for the Named Executive Officer, except as noted.

(2) Individual perquisites do not exceed the lesser of $50,000 or 10% of salary and bonus.

(3)    Includes $94,500 in life insurance benefits.

(4)    Includes $55,995 in life insurance benefits.

(5) Includes $30,375 in life insurance benefits and $12,913 in automobile allowance.

(6) Includes $30,375 in life insurance benefits and $12,435 in automobile allowance.

(7) Includes $25,249 in life insurance benefits and $12,435 in automobile allowance.

(8)    Includes $16,859 in life insurance benefits.

(9) Represents that portion paid in fiscal 1998 of the named executive officer's accumulated earnings on 1993 units granted under the terms of the Company's Executive Incentive Compensation Plan (the "E.I.C.P."). Under the E.I.C.P., the Compensation Committee of the Board of Directors may make annual awards of units to senior management plan participants. Each unit earns a percentage of plan income, based on the Company's pre-tax earnings as calculated on a FIFO basis, for a period of five years. The percentage of plan income earned varies from 0.01% to 0.014%. Unit earnings vest at the rate of 20% per year over the same five-year period. At the end of five years, a portion of the earnings is distributed to the participant and any balance is deferred and earns interest at the Company's average borrowing rate until distribution under the terms of the E.I.C.P. For units granted prior to fiscal 1989, up to 30% of the earnings were initially distributed to the participant. For units granted during and after fiscal 1989, the participant may elect in the year of grant to receive up to 100% of earnings in the initial distribution or to defer any portion of such amount. Upon termination of employment due to death, disability, retirement or involuntary termination without cause, the participant's units become fully vested and the participant is entitled to receive all earnings accumulated on units through the end of the fiscal year in which the termination occurs. Upon termination of employment for cause or certain voluntary terminations, the participant is entitled to receive all earnings accumulated on units through the end of the fiscal year prior to the year the termination occurs. The Company has the option to distribute plan balances over a ten-year period.

(10) Includes the Company's contribution on behalf of the Named Executive Officers to the Company's defined contribution retirement plan and supplemental executive retirement plan. Retirement plan contributions in fiscal 2000 were $50,077 for R. Michael Mondavi; $43,077 for Timothy J. Mondavi; $51,905 for Gregory M. Evans; and $35,380 for Mitchell J. Clark.

OPTION GRANTS

       The following table sets forth information with respect to options granted to the Named Executive Officers during the 2000 fiscal year. The options were granted at an exercise price equal to 100% of the fair market value of the Class A Common Stock at the date of grant and they vest at the rate of 1/60 per month over 60 months. The options expire ten years after the date of grant, or, if earlier, 180 days after termination of employment:

                      OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                                    ASSUMED ANNUAL RATES OF
                                                                                                    STOCK PRICE  APPRECIATION
                                                       INDIVIDUAL GRANTS                               FOR OPTION TERM (2)
                       ------------------------------------------------------------------------- -----------------------------
                          NUMBER OF         PERCENT OF TOTAL
                         SECURITIES          OPTIONS GRANTED        EXERCISE OR
                         UNDERLYING           TO EMPLOYEES          BASE PRICE        EXPIRATION
NAME                   OPTIONS GRANTED       IN FISCAL YEAR           ($/SH)             DATE            5%          10%
----                   ---------------      ----------------        -----------       ----------       ------       -----
Robert G. Mondavi               --                 --                      --               --        $     --   $       --
R. Michael Mondavi          39,802               16.9                 $36.125           9/9/09         904,254    2,291,558
Timothy J. Mondavi          17,058                7.3                 $36.125           9/9/09         387,538      982,096
Gregory M. Evans            27,862               11.8                 $36.125           9/9/09         632,992    1,604,125
Mitchell J. Clark           22,744                9.7                 $36.125           9/9/09         516,717    1,309,462

----------
(1)    All options in this table relate to shares of Class A Common Stock.

(2) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term (ten years). These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the Company's future financial performance, overall market conditions and the optionee's continued employment during the prescribed vesting period.

OPTION EXERCISES AND YEAR-END VALUE OF UNEXERCISED OPTIONS

       The following table sets forth information regarding each exercise of stock options during the 2000 fiscal year by a Named Executive Officer and the number and value of unexercised stock options held by the Named Executive Officers at June 30, 2000:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES (1)

                                                  NUMBER OF SECURITIES UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-MONEY
                                                           OPTIONS AT FISCAL YEAR END               OPTIONS AT FISCAL YEAR END (2)
                  SHARES ACQUIRED    VALUE        ------------------------------------------    -----------------------------------
NAME                ON EXERCISE    REALIZED($)       EXERCISABLE              UNEXERCISABLE     EXERCISABLE           UNEXERCISABLE
----              ---------------  -----------    -------------------         -------------     -----------           -------------
Robert G. Mondavi       --           $   --                --                        --           $    --                $    --
R. Michael Mondavi      --               --           244,797                    65,005         1,326,406                266,094
Timothy J. Mondavi      --               --           103,752                    38,306           280,273                199,570
Gregory M. Evans        --               --           209,983                    70,379         3,282,719                277,031
Mitchell J. Clark       --               --            62,961                    59,450           427,196                215,977

----------
(1)    All options in this table relate to shares of Class A Common
       Stock.

(2) Represents the fair value of the underlying securities at fiscal year-end ($30 11/16 per share based on the NASDAQ closing price) minus the exercise price.


BOARD COMPENSATION

       Directors who are not employed by the Company are paid a $12,000 annual retainer, $1,000 for each Board meeting attended and $500 for each committee meeting attended. Non-employee directors are also reimbursed for expenses incurred in attending meetings. Upon election to the Board, each director is granted options to purchase that number of shares of Class A Common Stock equal to $150,000 divided by the closing price of the stock reported on NASDAQ on the date the director joins the Board. The Non-Employee Directors' Stock Option Plan also provides for additional annual grants to the outside directors of 2,000 options each year.


REPORT OF THE COMPENSATION COMMITTEE

General

       The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee is composed entirely of directors who are not employees of the Company.

       The objective of the Company's executive compensation program is to develop and maintain executive reward programs which (i) contribute to the enhancement of shareholder value, (ii) are competitive with the pay practices of other industry-leading companies and (iii) attract, motivate and retain key executives who are critical to the long-term success of the Company. As discussed in detail below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives, stock option grants and other stock-based awards under the Equity Plan and unit awards under the Company's Executive Incentive Compensation Plan (the "E.I.C.P."). These elements are designed to operate on an integrated basis and together comprise total compensation value.

       The Compensation Committee reviews executive compensation in light of the Company's performance during the fiscal year and compensation data at companies that are considered comparable. In reviewing the Company's performance during fiscal 2000, the Compensation Committee considered a variety of factors. Net revenues increased by 15.4% to $427.7 million in fiscal 2000 from $370.6 million in fiscal 1999. At the same time net income, excluding reorganization and other one-time charges, increased by 17.8% to $40.6 million in fiscal 2000 from $34.5 million in fiscal 1999. The adjusted gross profit margin widened to 47.0% from 45.8% a year ago. The Company also nearly doubled the California vineyard acreage under its control, made major improvements to its flagship Robert Mondavi Winery in Oakville, added the famed Ornellaia and Massetto labels to the Robert Mondavi family of wines, established its own direct import company to Europe, and initiated a new level of television and ratio advertising for the Woodbridge and Coastal brands. In reviewing Company performance, the Compensation Committee considered these factors as a whole without assigning specific weights to particular factors.

Base Salary

       Base salary levels for the Company's executives are determined by the Compensation Committee based on factors such as individual performance (e.g. leadership, level of responsibility, management skills and industry activities), Company performance (as discussed above) and competitive pay practices. The base salary level for Mr. Robert Mondavi is established by his employment agreement described below.

       Base compensation for Michael Mondavi, the Company's Chief Executive Officer, was reviewed by the Compensation Committee in the context of compensation packages awarded to senior executive officers at comparable companies selected by an outside compensation consultant. The companies included in the comparison are not the same as the companies included in the peer group index in the performance graph included elsewhere herein. The Compensation Committee believes that the Company's most direct competitors for executive talent in the San Francisco Bay Area are not necessarily the same companies to which the Company would be compared for stock performance purposes. The Chief Executive Officer's base salary was reviewed against the 75th percentile of the comparative data.

Annual Cash Incentives

       The annual cash incentive is designed to provide a short-term (one-year) incentive to executives, is based on the Company meeting certain predetermined levels of pre-tax operating income, and is allocated among the executives based on the Committee's assessment of the performance of each executive, following consultation with the Chief Executive Officer. In addition, cash incentive compensation may be granted by the Committee to certain executives based on their performance of individual goals established in advance by the Committee. These individual goals may include objective and subjective factors, such as leadership and management skills, successful acquisitions or financings and improved performance of assets. Annual cash incentives were awarded to the Named Executive Officers, as indicated in the above Summary Compensation Table, based on the Committee's evaluation of each Named Executive Officer's contribution to the Company's performance in fiscal 2000.

Stock Options

       Stock options are designed to provide long-term (ten-year) incentives and rewards tied to the price of the Company's Class A Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Compensation Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The Compensation Committee has not established any target level of ownership of Company Class A Common Stock by the Company's executives. However, retention of shares of Company stock by executives is encouraged.

       On July 26, 2000, the Compensation Committee awarded 17,503 options to R. Michael Mondavi and 8,336 options to Timothy J. Mondavi at an exercise price of $32.4375 per share. The options vest at the rate of 1/60 per month and expire ten years from the grant date.

E.I.C.P.

       Like the 1993 Equity Plan, the E.I.C.P. was designed to provide long-term (five-year) incentives and rewards tied to Company performance. Under the E.I.C.P., the Compensation Committee made annual awards of units to executive officers which earned a percentage of plan income based on the Company's pre-tax net income, as more fully described in footnote 9 to the Summary Compensation Table. The use of the E.I.C.P. as a regular element of compensation for executive officers was discontinued upon adoption of the 1993 Equity Plan and no awards have been made since that time. However, pursuant to the terms of the E.I.C.P., outstanding units will continue to accrue interest in future years.

IRC Section 162(m)

       Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1 million. Certain types of compensation, however, including "performance-based compensation," are disregarded for purposes of the deduction limitation. Awards of options and other stock-based incentives under the Equity Plan are intended by the Compensation Committee to qualify for the exclusion for performance-based compensation.

       The foregoing report is given by the members of the Compensation Committee, namely:

                                  Philip Greer
                               Bartlett R. Rhoades


PERFORMANCE GRAPH

       The line graph below compares the cumulative total return to holders of the Company's Common Stock in the period from June 30, 1995 to June 30, 2000, with the cumulative total return in the same period on (i) the NASDAQ Stock Market Index (U.S.) and (ii) a peer group index comprised of the following companies whose returns have been weighted based on market capitalization as of June 30, 2000: Chalone Wine Group, Ltd., Canandaigua Wine Inc., Adolph Coors Company, Anheuser-Busch Companies, Inc., Brown-Forman Corporation and Beringer Wine Estates Holdings, Inc. The graph assumes an investment of $100.00 on June 30, 1995 in the Company and in the comparison indices. "Total return," for purposes of the graph, assumes reinvestment of all dividends.

                              [PERFORMANCE GRAPH]

       The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       The Company's executive officers, directors and greater-than-ten-percent beneficial owners are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company.

       Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 2000 all filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners under Section 16(a) of the Exchange Act were complied with.


EMPLOYMENT AGREEMENT

       In February 1993, Robert Mondavi entered into an agreement with the Company which replaced his Personal Services Agreement executed in 1979. The current agreement provides for a fixed annual salary of up to $500,000.


CERTAIN TRANSACTIONS

       Frank Farella is a partner in the law firm of Farella, Braun & Martel which provides certain legal services to the Company. The Company also buys wine grapes from Mr. Farella at market prices pursuant to a written agreement. The Company paid Mr. Farella $79,000 for grapes during the fiscal year ended June 30, 2000.

       In November, 1998 Michael Mondavi bought approximately 18 plantable acres of land in Napa Valley from an unaffiliated third party. He has hired Robert Mondavi Winery to develop and farm the land as vineyards, for which he pays the winery a fee equal to $250 per plantable acre plus its costs of farm labor, materials and equipment. From time to time Mr. Mondavi may sell grapes from the vineyard to the Company at prevailing market prices.

       It is the Company's current policy that all transactions by the Company with its officers, directors, 5% shareholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are on terms no less favorable to the Company than could be obtained from unaffiliated parties and are reasonably expected to benefit the Company.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                              (PROPOSAL 2 ON PROXY)

       The firm of PricewaterhouseCoopers LLP has served as independent accountants for the Company since fiscal 1978 and has been appointed by the Audit Committee of the Board of Directors as the Company's independent accountants for the fiscal year 2001, subject to ratification by the shareholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be available at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if they wish.

RECOMMENDATION

       The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants.

            AUTHORIZATION OF ADDITIONAL SHARES FOR ISSUANCE UNDER THE
                       1993 EQUITY INCENTIVE PLAN AND THE
                 1993 NON-EMPLOYEE DIRECTORS ' STOCK OPTION PLAN
                              (PROPOSAL 3 ON PROXY)

       The Company has two separate plans under which stock options and other stock-based awards may be granted to employees and directors. The 1993 Equity Incentive Plan (the "Equity Plan") covers key employees, including those directors who are also employees. The 1993 Non-Employee Directors' Stock Option Plan (the "Director Plan") covers directors who are not employed by the Company. Shareholders are asked to ratify action by the Board of Directors to increase by 600,000 the shares available for issuance under the Equity Plan and by 50,000 the shares available for issuance under the Director Plan.

SHARES AVAILABLE UNDER PLANS

       1,835,294 shares of Class A Common Stock were reserved for issuance under the Equity Plan when it was adopted in February 1993. In November 1997 an additional 750,000 shares were reserved for the same purpose. To date options covering a total of 2,647,458 shares have been granted, 201,174 options have been forfeited, and therefore there remain only 139,010 options available for grant under the Equity Plan (plus any options which may be forfeited and thus become available again for future grants).

       100,000 shares of Class A Common Stock were reserved for issuance under the Director Plan when it was adopted in February 1993. To date options covering a total of 93,449 shares have been granted, no options have been forfeited, and therefore there remain only 6,551 options available for grant under the Director Plan (plus any options which may be forfeited and thus become available again for future grants).

PURPOSE

       The purpose of both plans is to afford participants the opportunity to buy an equity interest in the Company, so as to attract and retain highly qualified individuals for positions of substantial responsibility, to provide them with additional incentives and thereby to promote the success of the Company.

ADMINISTRATION OF AND ELIGIBILITY FOR EQUITY PLAN

       The Equity Plan is administered by the Compensation Committee of the Board of Directors. It provides that options and other forms of stock-based awards may be granted to key employees (including officers and directors who are also employees) and consultants to the Company or any parent or subsidiary. Incentive stock options may only be granted to employees. The Compensation Committee selects qualified participants and determines the amount of the award and pertinent terms and restrictions applicable to each participant. In making such determination, there is taken into account the duties and responsibilities of the employee or consultant, the value of his or her services, his or her present and potential contribution to the success of the Company and other relevant factors. As originally adopted, the Equity Plan authorized stock options and stock bonuses. The 1997 revisions of the Equity Plan authorize the Compensation Committee to grant stock options, stock appreciation rights, performance grants, stock bonuses and awards of restricted stock.

TERMS OF OPTIONS UNDER EQUITY PLAN

       Options granted under the Equity Plan are evidenced by a written Option Agreement between the Company and the optionee. The Compensation Committee may determine the specific terms of each Option Agreement within the limits set forth in the Equity Plan. Options are designated at the time of grant as incentive stock options or non-statutory options. Options granted by the Company are typically subject to the following terms and conditions:

       (a) Exercise of the Option. Options generally vest at the rate of 1.67% per month over a 60 month period and terminate ten years after the date of the grant. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Class A Common Stock to be purchased and tendering payment of the purchase price to the Company. Payment for shares issued upon exercise of an option may be by cash, or, in the discretion of the Compensation Committee, by (i) delivery to the Company of other Class A Common Stock, (ii) a deferred payment plan with interest payable at least annually, (iii) various cashless exercise methods, or (iv) any other form of legal consideration that is acceptable to the Committee. Options expire ten years after the date of grant.

       (b) Exercise Price. The exercise price of any incentive stock option granted under the Equity Plan must be at least 100% of the fair market value per share at the time of grant. The exercise price of any non-statutory stock option granted under the Equity Plan must be at least 50% of the fair market value per share at the time of grant. The Compensation Committee may, with the consent of holders of outstanding options, reprice or grant new options in substitution for outstanding options.

       (c) Termination of Employment. If an optionee's employment or consulting relationship with the Company is terminated, options which have vested must generally be exercised within six months after termination. In case of an optionee's death, disability or retirement, the Compensation Committee, in its discretion, may extend the option exercise period.

       (d) Transferability. Except as may be allowed by the Compensation Committee in specific cases, options may not be sold, pledged, assigned or otherwise disposed of other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by such optionee.

STOCK APPRECIATION RIGHTS

       A stock appreciation right or SAR is a right to receive a payment, in cash, shares of stock or a combination of cash and stock, equal to the excess of the market price at time of exercise of a specified number of shares over the exercise price of the SAR. The Equity Plan authorizes the Compensation Committee to grant SAR's either separately or in tandem with options.

PERFORMANCE GRANTS

       A performance grant is a grant, subject to the attainment of specified performance goals, of shares of stock or of the right to receive shares of stock (or their cash equivalent or a combination of both) in the future. The Equity Plan authorizes the Compensation Committee to fix the terms of each performance grant, including the performance goals on whose attainment the value of the grant is conditioned. Performance goals may include, among other things, return on assets, operating ratios, cash flow, shareholder return, revenue growth, net income, earnings per share, debt reduction, return on investment, revenue and attainment of budgets. The earned portion of a performance grant may be paid out in restricted or non-restricted shares, cash or a combination of shares and cash in the discretion of the Compensation Committee.

STOCK BONUSES AND RESTRICTED STOCK

       The Equity Plan authorizes the Compensation Committee to award shares as a stock bonus, as well as to make shares available to a participant for purchase, subject to vesting requirements or other restrictions as the Compensation Committee may impose. Stock may be awarded or sold in consideration of past services rendered to the Company. Awards may provide that shares will be issued at the time of award, subject to forfeiture if the restrictions are not satisfied, or that shares will be issued only upon fulfillment or expiration of the restrictions.

AMENDMENT AND TERMINATION OF THE PLAN

       The Board may amend or terminate the Equity Plan, except that such termination may not affect options previously granted nor may any amendment make any change in an option previously granted, which adversely affects the rights of any participant. No amendment may be made to the Equity Plan without prior approval of the shareholders to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 422 of the Internal Revenue Code of 1986, as amended. Unless sooner terminated, the Equity Plan will expire on February 25, 2003.

RESTRICTIONS ON RESALE

       Certain officers and directors of the Company may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act of 1933. Even though the sale of Class A Common Stock by the Company to affiliates and other participants under the Equity Plan is registered under the Securities Act, such shares may only be reoffered or resold by affiliates pursuant to an effective registration statement, Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act. Participants who are not affiliates may resell stock acquired under the Equity Plan without further registration and free of the restrictions of Rule 144. Executive officers and directors who participate in the Equity Plan may also be subject to the prohibition on short-swing profits contained in Section 16(b) of the Securities Exchange Act of 1934, although the Equity Plan is designed to meet the exemption created by Rule 16 b-3.

TAX CONSEQUENCES OF OPTIONS

       Incentive Stock Options

       (a) General Rules. If an option granted under the Equity Plan is treated as an incentive stock option (an "ISO") under the Code, the optionee will recognize no income upon grant of the option, and will recognize no income upon exercise of the option unless the alternative minimum tax rules apply. See "Alternative Minimum Tax" below. The Company will not be entitled to a deduction either at the time of the option grant or upon exercise of the option.

       (b) Holding Periods. Upon the sale of the shares at least two years after the grant of an ISO and one year after exercise of an ISO (the "statutory holding periods"), any gain will be taxed to the optionee as either mid-term or long-term capital gain. If the statutory holding periods are not satisfied (i.e., the optionee makes a "disqualifying disposition"), the optionee will recognize compensation income equal to the difference between the exercise price and the lower of (i) the fair market value of the stock at the date of the option exercise or (ii) the sale price of the stock, and the Company will be entitled to a deduction in the same amount. Any additional gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss.

       Different rules may apply if shares are purchased by an optionee who is subject to the short-swing prohibitions of Section 16(b) of the Securities Exchange Act of 1934 and the optionee subsequently disposes of such shares prior to the expiration of statutory holding periods. Vested ISO's which are not exercised within ninety days after the optionee's termination of employment automatically become non-statutory options and are taxed in the manner described below.

       (c) Surrendered Shares. If shares of the Company's Class A Common Stock which were acquired on exercise of an ISO are surrendered ("surrendered shares") in connection with the exercise of another ISO within the statutory holding periods, the exchange will be treated as a "disqualifying disposition" of such surrendered shares and the excess of the fair market value of such shares on the date they were purchased over the purchase price will be recognized by the optionee as compensation income, unless the fair market value of the surrendered shares declined in value since the shares were purchased. In that event, the optionee's compensation income will be limited to the amount (if any) by which the fair market value of the surrendered shares at the date of the exchange exceeds the option price paid for such surrendered shares. Any excess of the fair market value of the surrendered shares at the date the shares are surrendered over the purchase price paid for such surrendered shares, which is not recognized as compensation income as described above, will not be recognized as taxable gain at the time of the exchange. The Company will be allowed a deduction in the amount of the ordinary income recognized by the optionee. If the surrender of shares of the Company's Class A Common Stock in connection with the exercise of an ISO does not result in a disqualifying disposition of such surrendered shares, the optionee will not recognize taxable income at the time of such option exercise (unless the alternative minimum tax rules apply), and the Company will not be allowed a deduction.

       (d) Federal Estate Taxes. Upon the death of an optionee who has not exercised an ISO, the value of such option (determined under applicable Treasury regulations) will be includable in the optionee's estate for federal estate tax purposes. Upon the exercise of such option, the holder's basis in the option shares will include the value of the option included in the estate plus the price paid for the option shares. Different rules apply if the option shares are sold before the expiration of the one-year and two-year holding periods described above.

       Non-statutory Options

       (a) General Rules. An optionee will not recognize any taxable income at the time he is granted a non-statutory option. Upon exercise of the option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. Taxation may be deferred for a six-month period after exercise (unless a Section 83(b) election is filed with the Internal Revenue Service within 30 days after the date of exercise) when shares are purchased by an optionee who is subject to Section 16(b) of the Exchange Act.

              Upon the surrender of shares of the Company's Class A Common Stock in connection with the exercise of a non-statutory stock option, the optionee will recognize compensation income as described above. A number of the acquired shares, equal in number to the surrendered shares, will have a basis equal to the optionee's basis in the surrendered shares. Any additional shares acquired in the exchange will have a zero basis, increased by any compensation income recognized with respect to the exercise of the non-statutory option.

              The Company will be entitled to a tax deduction in the amount and generally at the time that the Optionee recognizes ordinary income with respect to shares acquired upon exercise of a non-statutory option.

       (b) Withholding. The compensation income recognized by an optionee who is also an employee or former employee will be treated as wages and will be subject to income tax and employment tax withholding by the Company out of the current compensation paid to the optionee. If such current compensation is insufficient to pay the withholding tax, the optionee will be required to make direct payment to the Company for the tax liability.

       (c) Gain or Loss on Sale. Upon a resale of such shares by the optionee, any difference between the sales price and the fair market value of the shares on the date of exercise of the non-statutory option will be treated as capital gain or loss.

       (d) Federal Estate Tax. Upon the death of an optionee who has not exercised his or her non-statutory option, the value of such option (determined under applicable Treasury regulations) will be includable in the optionee's estate for federal estate tax purposes. Upon the exercise of such option, the holder will recognize compensation income as described above, and will be allowed a deduction based upon any estate tax paid with respect to the value of such option.

       Alternative Minimum Tax

       The exercise of an ISO may subject the optionee to the alternative minimum tax ("AMT") under Section 55 of the Code. The AMT is calculated by applying a tax rate of 26% on the first $175,000 in excess of the exemption amount and 28% on the excess over $175,000. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference, less (iii) an exclusion of $45,000 for joint returns and $33,750 for individual returns. These exclusion amounts are reduced by an amount equal to 25% of the amount by which the alternative minimum taxable income exceeds $150,000 and $112,500, respectively.

       In computing alternative minimum taxable income, shares purchased upon exercise of an ISO are treated as if they had been acquired by the optionee pursuant to a non-statutory option. This may be particularly significant with respect to optionees who are subject to Section 16(b) of the Exchange Act. See "Non-statutory Options." Under certain circumstances, an optionee may affect the timing and measurement of AMT by filing an election with the Internal Revenue Service under Section 83(b) within thirty days after the date of exercise of an ISO. Therefore, an optionee should consult his own tax advisor prior to exercising an ISO concerning the advisability of filing an election under
Section 83(b) of the Code.

OTHER EQUITY PLAN BENEFITS

       A participant granted a Stock Appreciation Right or SAR will have no taxable income upon the grant, but will recognize taxable income upon the exercise of the SAR measured by the difference between the market value of the underlying Class A Common Stock at exercise and the exercise price. The Company will be entitled to a corresponding tax deduction at that time. With respect to Performance Grants, Stock Bonuses and Restricted Stock, a participant will generally include as ordinary income the excess of the fair market value of the Class A Common Stock received over any applicable exercise price at the time that the stock becomes substantially vested. The Company will be entitled to a corresponding tax deduction at that time.

PROVISIONS RELATING TO SECTION 162(m) OF THE CODE

       Section 162(m), as added to the Code in 1993, denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1 million. It is possible that compensation attributable to awards under the Equity Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain types of compensation, however, including so-called "performance-based compensation," are disregarded for purposes of the deduction limitation. Compensation attributable to stock options and SARs having an exercise price not less than the fair market value of the Company's Class A Common Stock on the grant date should qualify as performance-based compensation under the Equity Plan. Compensation attributable to Performance Grants has also been structured to qualify for the performance-based compensation exclusion to the $1 million deduction limitation.

THE DIRECTOR PLAN

       The Director Plan was originally adopted by the Board of Directors and the shareholders, and became effective in February 1993. A total of 100,000 shares of Class A Common Stock were reserved for issuance pursuant to non-statutory options under the Director Plan at its adoption. Options to purchase 12,000 shares were granted to each of the three outside directors on February 26, 1993 at an exercise price of $11.90 per share. The options vest at the rate of 1.667% per month over a period of five years and are exercisable for ten years from the grant date or earlier if the optionee ceases to serve as a director except on account of death or disability. Each new outside director is also, on the date of his or her election to the Board, automatically granted similar options to purchase that whole number of shares of Class A Common Stock determined by dividing $150,000 by the closing price per share of the Class A Common Stock as reported by NASDAQ on the date such individual becomes a director.

       In 1995 the Director Plan was amended to provide for incremental awards to each incumbent outside director of 3,000 options in 1994, 2,500 options in 1995 and 2,000 options each year thereafter. Each outside director who may be elected to the Board after adoption of the 1995 amendment receives grants of 2,000 shares annually. The exercise price of each such option will be equal to the fair market value of the Class A Common Stock on the grant date as determined by reference to the NASDAQ closing price on that date. The incremental annual options vest over 12 months in equal monthly installments and have a 10 year term. The annual options as well as the options granted at inception as a member of the Board must, however, be exercised within 180 days after the optionee ceases to serve as a director, except in case of death or disability in which event the options must be exercised within 180 days after the optionee's period of service would have expired under any written policy the company may have adopted as of the option grant date regarding tenure of Board members.

       The Director Plan expires February 25, 2003, unless it is terminated earlier by action of the Board. Options granted while the Director Plan is in effect may be exercised after the plan terminates. The Director Plan is administered by the Board of Directors, who may delegate administration to a committee of two or more Board members.

       Options granted under the Director Plan are taxed as non-statutory options under federal income tax laws. Although the grant of a non-statutory stock option is generally not taxable to the optionee, upon exercise of the option the optionee will be taxed at ordinary income rates on the excess of the fair market value of the stock received over the option exercise price. The amount included in an individual's income as a result of the exercise of a non-statutory option will be treated as the individual's basis in the shares acquired, and any further gain or loss upon subsequent sale of the shares will be treated as long-term or short-term capital gain or loss as the case may be.

RECENT STOCK PRICE

       The closing price of the Class A Common Stock on September 15, 2000, as reported on the NASDAQ Stock Market, was $43.125 per share. To date none of the options granted under the Director Plan has been exercised. Of the 2,647,458 total options granted under the Equity Plan, 201,174 options have been forfeited, 849,233 options have been exercised at exercise prices ranging from $7.875 to $37.375, 1,142,709 options are vested, and 454,342 options have yet to vest.

RECOMMENDATION

       The Board of Directors recommends that shareholders vote FOR ratification of the proposed amendments to the Equity Plan and to the Director Plan. If this proposal is not approved, then both plans will remain in effect as previously adopted and amended.


                                  OTHER MATTERS

GENERAL

       The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters described above. If any other business should properly come before the meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the Board of Directors. Discretionary authority for them to do so is contained in the proxy cards.

DEADLINE FOR SHAREHOLDER PROPOSALS

       Any shareholder proposal intended for presentation at the 2001 Annual Meeting must be received by the Secretary of the Company at the Company's principal executive offices located at 7801 St. Helena Highway, Oakville, California 94562 by June 1, 2001 for inclusion in the Company's proxy materials related to that meeting.

       The Bylaws of the Company provide that in order for a shareholder to bring business before or propose director nominations at an Annual Meeting, the shareholder must give written notice to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the Annual Meeting. The notice must contain specified information about the proposed business or each nominee and about the shareholder making the proposal or nomination. In the event that less than 70 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder in order to be timely must be received no later than the close of business on the tenth day following the date on which such notice of the Annual Meeting date was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

                                        By Order of the Board of Directors,


                                        /s/ MIKE BEYER


                                        Mike Beyer
                                        Secretary

September 28, 2000

PROXY

                         THE ROBERT MONDAVI CORPORATION

                           CLASS A COMMON STOCK PROXY
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 3, 2000


     The undersigned hereby appoints Gregory M. Evans and Michael K. Beyer, or either of them, each with the power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of THE ROBERT MONDAVI CORPORATION to be held at the Woodbridge Winery, 5950 East Woodbridge Road, Acampo, CA on November 3, 2000 at 10:00 a.m., and any adjournment thereof, and to vote the number of shares of CLASS A COMMON STOCK OF THE ROBERT MONDAVI CORPORATION that the undersigned would be entitled to vote if personally present.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ROBERT MONDAVI CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED, IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AND FOR THE PROPOSED AMENDMENTS TO THE EMPLOYEE AND DIRECTOR STOCK OPTION PLANS. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


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
                                                                Please mark
                                                                your vote as [X]
                                                                indicated in
                                                                this example.

1. ELECTION OF DIRECTORS TO BE ELECTED BY HOLDERS OF CLASS A COMMON STOCK, VOTING AS A CLASS:


         FOR                            WITHHOLD
all nominees listed below               AUTHORITY
  (except as marked                   to vote for the
   to the contrary)                nominees listed below
         [ ]                               [ ]

Nominees: Frank E. Farella, Philip Greer.

To withhold authority to vote for an individual nominee, write such nominee's name below:

------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR:

  FOR         AGAINST       ABSTAIN
  [ ]           [ ]           [ ]

3. PROPOSAL TO RESERVE AN ADDITIONAL 600,000 SHARES OF CLASS A COMMON STOCK FOR ISSUANCE UNDER THE 1993 EQUITY INCENTIVE PLAN AND AN ADDITIONAL 50,000 SHARES OF CLASS A COMMON STOCK FOR ISSUANCE UNDER THE 1993 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN:

  FOR         AGAINST       ABSTAIN
  [ ]           [ ]           [ ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS AND FOR PROPOSAL 2 AND PROPOSAL 3 LISTED ABOVE.

I plan to attend the meeting:

YES    NO
[ ]    [ ]

PROXY INSTRUCTIONS

1. Please sign exactly as the name or names appear on your stock certificates (as indicated hereon).

2. If the shares are issued in the name of two or more persons, all of them must sign the proxy.

3. A proxy executed by a corporation must be signed by its name by an authorized officer.

4. Executors, administrators, trustees and partners should indicate their capacity when signing.

The undersigned acknowledges receipt of (a) the Notice of 2000 Annual Meeting of Shareholders, (b) the accompanying Proxy Statement and (c) Company's Annual Report pursuant to SEC Rule 14a-3 for fiscal year ended June 30, 2000.

Signature(s)________________________________________ Dated: ______________, 2000

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